Exhibit 99.2

FOR IMMEDIATE RELEASE	18444 Highland Road Baton Rouge, Louisiana 70809

Edgen Group Inc. Files Registration

Statement for Proposed Public Offering of Common Stock

BATON ROUGE, LOUISIANA—December 29, 2011—Edgen Group Inc. (“Edgen”) today announced that it has filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission (“SEC”) in connection with the proposed initial public offering of its common stock. The number of shares to be offered and the price range for the offering have not yet been determined.

Jefferies & Company, Inc., Morgan Stanley & Co. LLC and Citigroup Global Markets, Inc. are serving as the joint book-running managers for the offering. Edgen intends to apply to list its common stock on the New York Stock Exchange under the symbol “EDG”.

The offering of common stock will be made only by means of a prospectus. When available, a copy of the preliminary prospectus relating to this offering may be obtained from Jefferies & Company, Inc. , Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 12th Floor, New York, NY 10022, (877) 547-6340 or by email to prospectus_department@jefferies.com; Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, (866) 718-1649, or by email at prospectus@morganstanley.com; and Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, (800) 831-9146, or by email at batprospectusdept@citi.com.

A registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Edgen is a leading global distributor of specialty products to the energy sector, including highly engineered steel pipe, valves, quenched and tempered and high yield heavy plate, and related components. Edgen is headquartered in Baton Rouge, Louisiana.

Investor inquiries:

David Laxton, Executive Vice President and Chief Financial Officer

225-756-9868